CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

As independent registered public accountants, we hereby consent to the use of our report incorporated by reference herein dated May 29, 2009 on the financial statements of Neiman Funds, comprising the Neiman Large Cap Value Fund as of March 31, 2009 and for the periods indicated therein and to the references to our firm in the prospectus and the Statement of Additional Information in this Post-Effective Amendment to Neiman Large Cap Value Fund’s Registration Statement on Form N-1A.

/s/ Cohen Fund Audit Services

Cohen Fund Audit Services, Ltd.

Westlake, Ohio

July 27, 2009